SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                 SCHEDULE 13G/A
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(b)
                              (AMENDMENT NO. 1)(1)



                                VCA ANTECH, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
-------------------------------------------------------------------------------
                           (Title Class of Securities)

                                    918194101
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                FEBRUARY 4, 2003
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[x]  Rule 13d-1(d)



-------------------------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior coverage page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 5 Pages

CUSIP No. 918194101                    13G                    Page 2 of 5 Pages
________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ROBERT L. ANTIN
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                1,441,255
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY               310,000 (1)
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING              1,441,255
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                 310,000 (1)
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,751,255
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.4%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

          IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes: (i) 250,000 shares held in trusts established for the benefit of the reporting person's family and for which the reporting person disclaims beneficial ownership, and (ii) 60,000 shares held by Mr. Arthur Antin for the benefit of the reporting person's minor children pursuant to the California Uniform Gifts to Minors Act, and for which the reporting person disclaims beneficial ownership.



                               Page 2 of 5 Pages

ITEM 1(a).  NAME OF ISSUER:

                      VCA Antech, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                      12401 West Olympic Boulevard
                      Los Angeles, CA 90064-1022

ITEM 2(a).  NAME OF PERSON FILING:

                      Robert L. Antin

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                      12401 West Olympic Boulevard
                      Los Angeles, CA 90064-1022

ITEM 2(c).  CITIZENSHIP:

                      United States of America

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

                      Common Stock, par value $.001 per share

ITEM 2(e).  CUSIP NUMBER:

                      918194 10 1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                      Not Applicable.

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;



                               Page 3 of 5 Pages

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4.  OWNERSHIP.

          (a)  AMOUNT BENEFICIALLY OWNED: 1,751,255

          (b) PERCENT OF CLASS: 4.4% (based on 40,066,897 shares outstanding as of February 11, 2003).

          (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)  Sole power to vote or to direct the vote: 1,441,255

               (ii) Shared power to vote or to direct the vote: 310,000 (1)

               (iii) Sole power to dispose or to direct the disposition of:
                     1,441,255

               (iv) Shared power to dispose or to direct the disposition of:
                    310,000 (1)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person had ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

               Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable.

ITEM 10. CERTIFICATIONS.

               Not Applicable.



                               Page 4 of 5 Pages

                                    SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  FEBRUARY 12, 2003
                                        ---------------------------------------
                                                       (Date)

                                                 /S/ ROBERT L. ANTIN
                                        ---------------------------------------
                                                     (Signature)


                                                   Robert L. Antin,
                                        Chairman, President and Chief Executive
                                              Officer of VCA Antech, Inc.
                                        ---------------------------------------
                                                     (Name/Title)


                               Page 5 of 5 Pages